Filed pursuant to Rule 433
March 8, 2007
Relating to
Prospectus Supplement dated April 29, 2005
Prospectus dated April 29, 2005
Registration Statement Nos. 333-123535
and 333-13160
Pricing Term Sheet for Medium-Term Notes, Series E

Issuer:	DaimlerChrysler North America Holding Corporation
Guarantor:	DaimlerChrysler AG
Type of Note:	Floating Rate Note
Principal Amount:	$2,000,000,000.00
Issue Price:	100%
Calculation Agent:	The Bank of New York
Original Issue Date (Settlement Date):	March 13, 2007
Stated Maturity:	March 13, 2009
Initial Interest Rate:	To be determined on March 9, 2007 as described below as if the Original Issue Date were an Interest Reset Date
Specified Currency:	U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)
Option to Receive Payments in Specified Currency: ☐ Yes ☑ No
     (Applicable only if Specified Currency is other than U.S. Dollars)
Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:	☐ CD Rate	☐ CMT Rate	☐ Commercial Paper Rate	☐ Eleventh District Cost of Funds Rate

	☐ Federal Funds Open Rate	☐ Federal Funds Rate	☑ LIBOR

	☐ Prime Rate	☐ Treasury Rate	☐ Other (see attachment hereto)

	If LIBOR, Designated Page:	☑ Reuters Page LIBOR 01, as successor to MoneylineTelerate Page 3750

If LIBOR, Index Currency:	U.S. Dollars

If CMT Rate, CMT

Reuters Page:	☐ FRBCMT	☐ FEDCMT

If CMT Reuters Page	☐ One-week	☐ One month

FEDCMT:	average yield	average yield

Index Maturity:	Three Months

Interest Reset Period:	Quarterly

Interest Reset Dates:	Quarterly on the 13th of each March, June, September and December, subject to the Business Day convention

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 13th of each March, June, September and December, subject to the Business Day convention, commencing June 13, 2007

Interest Determination Date:	The second London Business Day prior to each Interest Reset Date

Interest Calculation:	☑ Regular Floating Rate Note
☐ Inverse Floating Rate Note
☐ Floating Rate/Fixed Rate Note

Fixed Rate Commencement Date:

Fixed Interest Rate:

Spread (+/-):	plus 35 basis points (+ .35%)

Spread Multiplier:	n/a

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Redemption:	☐ The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
☐ The Notes cannot be redeemed prior to maturity, including for reasons of taxation.
☑ The Notes may be redeemed prior to maturity.
Initial Redemption Date: March 13, 2008
The Notes may be redeemed on March 13, 2008 and on any subsequent Interest Payment Date, in whole or in part. The Redemption Price will be 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to the date of redemption.

Repayment:	☑ The Notes cannot be repaid prior to maturity.
☐ The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):	n/a

Repayment Price:	n/a

Payment of additional amounts by Issuer in respect of taxation: ☐ Yes ☑ No

Payment of additional amounts by Guarantor in respect of taxation: ☑ Yes ☐ No

Discount Notes: ☐ Yes ☑ No

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period OID:

Form:	☑ Book-Entry Note	☐ Certificated Note

Agent’s Discount or Commission: 0.175%

Agent’s Capacity:	☐ Agent ☑ Principal

Net proceeds to Issuer (if sale to Agent as principal): $1,996,500,000

Agent:	☐ Banc of America Securities LLC	☐ Goldman, Sachs & Co.

	☑ Barclays Capital Inc. ($666,666,666.67)	☑ HSBC Securities (USA) Inc. ($666,666,666.66)

	☑ Citigroup Global Markets Inc. ($666,666,666.67)	☐ J.P. Morgan Securities Inc.

☐ Deutsche Bank Securities Inc.
Additional Terms: The provisions set forth under “Description of Debt Securities and Guarantees—Discharge, Defeasance and Covenant Defeasance” in the Prospectus will apply to the Notes.
The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer and the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-227-2275 extension 2663.

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